Exhibit 10.9

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement is made July 1, 2002, between INSERT THERAPEUTICS, INC., a Delaware corporation, located at 2585 Nina Street, Pasadena, CA 91107 (“Company”), and NEOLOGIX, a California corporation located at the address set forth in Attachment 1 hereto (“Consultant”). The “Standard Terms and Conditions” attached hereto are incorporated herein by this reference as if fully set forth.

INITIAL PROJECT SCHEDULE

1.	Services to be Provided

The “Services,” as that term is used in the Agreement, will include strategic business advice across a wide range of areas, and may include, by way of example, the following:

•	Manage the relationship with outside legal counsel.

•	Identify and manage relationship with investment bankers, venture capital sources and financial Consultants.

•	Manage relations and communications with shareholders.

•	Structure and assist in documenting various corporate development transactions, strategic relationships, joint ventures, partnerships and financing transactions, together with the Company’s outside legal counsel.

•	Prepare a business plan, executive summary, financial projections, and offer other assistance in identifying fundraising opportunities.

•	Prepare, negotiate and review documents with the assistance of the Company’s outside legal counsel.

•	Participate, as requested, in strategic management discussions and decision-making.

•	Participate in staff meetings.

•	Manage Board of Directors meetings, agenda and materials.

•	Other services as requested by the CEO and other members of senior management.

The Services will be rendered when and as requested by the Company.

ALTHOUGH CERTAIN ASPECTS OF THE SERVICES WILL INVOLVE THE PREPARATION AND REVIEW OF LEGAL DOCUMENTATION AND LEGAL ISSUES, THE SERVICES ARE NOT AND DO NOT CONSTITUTE LEGAL SERVICES OR LEGAL REPRESENTATION; SEE SECTION 1 OF “STANDARD TERMS AND CONDITIONS”.

2.	Compensation.

Provided that Consultant is not in breach or default hereunder, as full compensation for all services rendered hereunder, the Work and any and all rights granted or assigned to Company by Consultant under this Agreement, Consultant shall receive the following:

Consulting Services: Services will be billed by the hour, in 15 minute increments, in accordance with the following schedule:

First 10 hours in any calendar month:            $150/hour

Next 15 hours in any calendar month:            $125/hour

Hours in excess of 25 hours per month:         $100/hour

3.	Deliverables.

As directed by the Company in connection with any request for Services.

4.	Expenses.

Company will reimburse Consultant for all reasonable, actual and necessary expenses incurred in the establishment and performance of this Agreement, including without limitation accounting, legal, telephone, fax, postage, business meals and entertainment, courier (including deliverables to Company required under this Agreement), photocopying, and the use of a personal automobile which will be billed at the approved IRS rate per mile. Company will also reimburse Consultant for travel in the performance of this Agreement when authorized in advance. Reimbursement will be for airfare, lodging, baggage handling, reasonable and actual expenses for meals, transportation (car rental, taxi, etc.) and the like while traveling in connection with the services rendered hereunder. All reimbursements will be made within thirty (30) days after receipt by Company of an itemized invoice supported by receipts.

5.	Other Agreements.

None

6.	Designated Persons.

The person(s) whose signatures appear below under the heading “Designated Person(s)” are employees of Consultant, and shall be deemed to be “Designated Persons” for the purpose of the Agreement and the Initial Project Schedule or any subsequent Project Schedules.

INSERT THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Gary Lazar
President

NEOLOGIX,
a California corporation

By:	John G. Petrovich
President

2

DESIGNATED PERSON(S):

I hereby acknowledge and agree with the foregoing, insofar as my personal services are to be provided under the Consulting Agreement. I further specifically agree to be bound by Sections 5, 6, 7 and 8 of the Consulting Agreement.

/s/ John G. Petrovich
John G. Petrovich

3

ATTACHMENT 1

INDEPENDENT CONSULTANT INFORMATION FORM

In order to comply with the rules & regulations of the State and Federal Government, persons rendering services as Independent Consultants must meet the following criteria:

1)	Engaged in a distinct occupation or business;
2)	Perform services without direct supervision;
3)	Provide tools & equipment for said services; and
4)	Provide business license, and/or Federal I.D. number, or valid Social Security Number.

An Independent Consultant is required to report his/her annual income received (if over SIX HUNDRED AND 00/100 DOLLARS ($600.00)) via a Form 1099. In order to comply with this regulation, please provide the following information:

NAME:	Neologix
ADDRESS:	173 Highland Place
Monrovia, CA 91016
PHONE NO:	818.419.7598
FAX NO:	253.669.2568
FEDERAL TAX I.D. NO:	95-4862505

I certify that I meet the above criteria, that the information provided above is true and that I will promptly notify the Company, in writing, of any changes to the above, as set forth in that certain Consulting Services Agreement, dated as of June 1, 2002, to which this is an attachment.

NEOLOGIX, a California corporation

By:	/s/ John G. Petrovich
John G Petrovich, President

DATE: June 1, 2002

Attachment 1

STANDARD TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, the parties hereby agree to the following Standard Terms and Conditions, which are incorporated into the Agreement to which they are attached:

1. Services. Consultant agrees to provide the services specified in any Project Schedule that shall, from time to time, be defined and executed by the parties and attached to this Agreement. The initial Project Schedule is the first page of the Agreement to which these Standard Terms and Conditions are attached. Subsequent Project Schedules, substantially in the same form as the first page of the Agreement to which these Standard Terms and Conditions are attached, shall be prepared and signed by the parties as necessary and attached to this Agreement and these Standard Terms and Conditions, which will be deemed to be incorporated by reference into said Project Schedule. Such services are hereinafter referred to as “Services.” Consultant agrees to provide the Services only and exclusively by and through the person or persons Consultant has designated on any Project Schedule (each, a “Designated Person” and collectively, “Designated Persons”). COMPANY UNDERSTANDS THAT ALTHOUGH THE DESIGNATED PERSON IS ADMITTED TO PRACTICE LAW IN THE STATE OF CALIFORNIA, CONSULTANT IS NOT A LEGAL SERVICES CORPORATION AND THE SERVICES OFFERED BY CONSULTANT WILL CONSIST OF BUSINESS AND STRATEGIC CONSULTING SERVICES, AND NEITHER THE CONSULTANT NOR THE DESIGNATED PERSON WILL ACT AS LEGAL COUNSEL FOR THE COMPANY AS PART OF THE SERVICES. WHILE COMPANY MAY ASK CONSULTANT OR THE DESIGNATED PERSON FROM TIME TO TIME TO ASSIST IN STRUCTURING TRANSACTIONS, REVIEWING AND/OR ADVISING ON AGREEMENTS AND OTHER DOCUMENTS AND ASSISTING IN THEIR NEGOTIATION (WHICH MAY INVOLVE ISSUES OF A MIXED BUSINESS/LEGAL NATURE INVOLVING THE COMPANY’S RIGHTS AND OBLIGATIONS IN CERTAIN SITUATIONS AND CIRCUMSTANCES), COMPANY UNDERSTANDS THAT IT SHOULD OBTAIN LEGAL ADVICE FROM LEGAL COUNSEL SEPARATE FROM CONSULTANT OR THE DESIGNATED PERSON, AND WILL LOOK TO SUCH COUNSEL FOR LEGAL ADVICE AS TO SUCH MATTERS. THE COMPANY ALSO UNDERSTANDS THAT SINCE NEITHER CONSULTANT NOR THE DESIGNATED PERSON WILL BE REPRESENTING COMPANY AS A LAWYER, COMMUNICATIONS BETWEEN US WILL NOT BE COVERED BY THE ATTORNEY-CLIENT PRIVILEGE.

2. Term and Termination. Except as set forth in any Project Schedule attached to this Agreement, this shall continue until terminated by either party upon ten (10) days’ written notice, provided that termination by Consultant shall not be effective until completion of any specifically defined term set forth on any Project Schedule applicable at the time of such notice, unless otherwise agreed. Notwithstanding the foregoing, this Agreement may be terminated, at the sole option of the Company, upon the death, disability, termination of employment by Consultant or inability or unavailability to render the Services for any reason of one or more of the Designated Persons. If the Company elects so to terminate this Agreement, Company shall deliver written notice to the Consultant of such termination, which termination will become effective immediately, and shall pay to Consultant, within 30 days of such termination the compensation due hereunder for services rendered through the date of termination. The “disability” of a Designated Person shall be deemed to occur if such Designated Person becomes physically or mentally disable, whether totally or partially, so that such Designated Person is substantially unable to perform the Services for such period as the Company may reasonably determine in light of any deadlines or delivery dates set forth in the applicable Project Schedule.

3. Payment for Services; Expenses; Equipment.

3.1 Charges. As full compensation for the Services to be provided by Consultant pursuant to any Project Schedule for activities that are substantiated, pre-approved and actually worked, Company agrees to pay Consultant in such amounts, at such times and in such manner as is set forth in such Project Schedule. Consultant has the right to perform services for others and the sole right to control and direct the means, manner and method by which the services required by this Agreement will be performed, consistent with the terms of this agreement.

3.2 Equipment. Consultant shall furnish, at Consultant’s sole expense, all equipment and materials used to perform the Services, including but not limited to, telephone lines, office space and support services, and personal computers and modems.

4. Independent Consultant. It is understood and agreed that Consultant shall perform the Services as an independent Consultant and consultant. No Designated Person shall be deemed to be an employee of Company. No Designated Person shall be entitled to any benefits provided by Company to its employees, and Company will make no deductions from any of the payments due to Consultant hereunder to pay any governmental agency or authority, except as may otherwise be required by law. Consultant agrees that Consultant shall be responsible for any and all taxes and other payments due on payments received by Consultant from Company hereunder and for all compensation, withholding, and all other employment-related benefits due to any Designated Person.

5. Representations and Warranties of Consultant.

5.1 Original Development. Each of Consultant and all Designated Persons who signs a Project Schedule represents and warrants that (i) during Company’s retention of Consultant, neither Consultant nor any such Designated Person will disclose to Company, or use, or induce Company to use, any confidential, proprietary or trade secret information of others; (ii) he, she or it has returned all property and confidential, proprietary and trade secret information belonging to all prior employers or Companys, if any, and that no such information has been or will be used in connection with rendering any of the Services hereunder; and (iii) performance of the terms of this Agreement will not breach any agreement to keep such information in confidence or in trust. Neither Consultant nor any Designated Person has entered into, and each of them further agrees not to enter into, any oral or written agreement in conflict herewith.

5.2 Other Agreements. Consultant and each Designated Person represents and warrants that Consultant’s signing of this Agreement and the performance of Consultant’s and any Designated Person’s Services hereunder is not and will not be in violation of any other contract, agreement or understanding to which Consultant or any Designated Person is a party or by which any of them is bound.

5.3 Current Information. Consultant has truthfully completed the information required upon Attachment 1, attached hereto and incorporated herein by reference, and that Independent Consultant will apprise Company, in writing, of any changes thereto through the end of the fiscal tax year in which this Agreement expires or is terminated, regardless of whether this Agreement is then still in full force and effect.

5.4 Legal Status. Consultant represents and warrants that the Consultant is legally allowed to work in the United States and its territories and is in compliance with all federal, state, county, and local regulations, and will maintain this status until the completion or termination of this Agreement. Consultant further represents and warrants that any person or organization with whom the Consultant participates in the performance of any aspect of this Agreement is or will be legally allowed to work in the United States and its territories during the entire term of that participation.

5.5 Compliance with Worker’s Compensation and Unemployment Compensation Insurance Requirements. Consultant shall provide and keep in force worker’s compensation and unemployment compensation insurance in the amounts required by law, and shall be solely responsible for the acts of any individual to whom it supplies to Company, and their subConsultants, agents, and employees.

6. Confidential Information.

6.1 Confidentiality. In connection with this Agreement, the Company may disclose to Consultant or any Designated Person certain information (i) that is marked or otherwise identified, orally or in writing, as confidential or proprietary information of the Company (“Confidential Information”) prior to, upon or promptly after receipt by Consultant or any Designated Person; or (ii) which Consultant or any Designated Person should recognize from the circumstances surrounding the disclosure to be Confidential Information. Consultant and each Designated Person (x) shall hold all Confidential Information in confidence and will use such information only for the purposes of fulfilling Consultant’s obligations hereunder and for no other purpose, and (y) shall not disclose, provide, disseminate or otherwise make available any Confidential Information of the Company to any third party, in either case without the express written permission of the Company.

6.2 Scope. The foregoing obligations in Section 6.1 shall not apply to (a) use or disclosure of any information pursuant to the exercise of Consultant’s rights under this Agreement; (b) information that is or becomes generally known or available by publication, commercial use or otherwise through no fault of Consultant or any Designated Person; (c) information that is known by Consultant or any Designated Person prior to the time of disclosure and is not subject to restriction; (d) information that is independently developed or learned by Consultant or any Designated Person other than pursuant to this Agreement; (e) information that is lawfully obtained from a third party who has the right to make such disclosure without restriction; (f) any disclosure required by applicable law, provided that Consultant or any Designated Person, as the case may be, shall use reasonable efforts to give advance notice to and cooperate with the Company in connection with any efforts to prevent such disclosure; or (g) information that is released for publication by the Company in writing.

6.3 Third Party Information. Consultant and each Designated Person recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant and each Designated Person agrees that each owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out their respective work for the Company in a manner consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company.

7. Other Covenants and Agreements.

7.1 Freedom to Render Services to Others. Company understands that Consultant is and will continue to be engaged in other professional, technical, investment and financial activities during the term of this Agreement. Consultant is now and will remain free to engage in any activity of Consultant’s choice; to lawfully invest in public or private entities, to involve himself personally in business and strategic planning, venture capital activities; to serve as a member on technical and scientific advisory boards; to act as a consultant or provide consulting services to individuals, business entities or governmental or academic institutions, without limitation.

7.2 Company Clients and Associates. Consultant agrees not to solicit or do business with those Clients or associates of Company of which Consultant gained knowledge through Consultant’s relationship with Company, if such business could present any possible conflict of interest with the Work between Consultant and Company.

8. Ownership. Unless otherwise specified in a Project Schedule, all work performed under any Project Schedule, and all materials developed or prepared for the Company by Consultant or any Designated Person under such Project Schedule (whether or not such Project Schedule is completed) (such materials, “Creations”), are Confidential Information and the property of the Company, and all right, title and interest therein shall vest in the Company and shall be deemed to be a work made for hire and made in the course of the Services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in the Company or such Creations may not be considered works made for hire, all right, title and interest therein are hereby irrevocably assigned to the Company by Consultant and each Designated Person. All such Creations shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name all copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Consultant and each Designated Person agrees to give the Company and any person designated by the Company any reasonable assistance, at the cost and expense of the Company, to perfect the rights defined in this Section 7. Consultant and each Designated Person further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations as Consultant or any Designated Person may have under any applicable law.

9. Indemnification.

9.1. Except as otherwise provided below, Company will (i) indemnify Consultant and hold Consultant harmless from and against any losses, claims, damages, or liabilities, including without limitation judgments, fines and amounts paid in settlement (collectively “losses”) resulting from any claim, action or proceeding against Consultant which arises out of or in connection with this Agreement and Consultant’s services rendered pursuant hereto (each, a “claim”), and (ii) pay, or reimburse Consultant for, all costs and expenses (including without limitation counsel fees, court costs, witness fees and the costs and expenses of investigation) actually and reasonably incurred by Consultant in connection with preparing for or defending any pending or threatened claim (collectively, “costs”).

9.2. The obligations of Company pursuant to the immediately preceding paragraph will not apply to any claim which results from the bad faith, gross negligence or willful misconduct of Consultant, and as to any such claim, Consultant will be solely responsible for, and will indemnify Company and hold it harmless from and against, any associated losses or costs; provided, however, that Consultant’s liability to Company under this paragraph will be limited as set forth in paragraph 12(e) below.

9.3. Consultant will exercise reasonable diligence in promptly notifying Company of any claim for which indemnification may be sought by Consultant and Company may, at its written election, assume the defense of any such claim, including the selection and appointment of counsel and the defense or settlement thereof. If Company elects to assume defense of a claim, counsel chosen by Company will be subject to Consultant’s approval, which will not be unreasonably withheld. Further, Company will not settle any action or claim in any manner which would include or constitute an admission by Consultant of liability, guilt in connection with the commission of any crime or the violation of any statute, law, regulation or ordinance, or otherwise impose any penalty or limitation on Consultant without Consultant’s written consent, which may be given or withheld in Consultant’s sole discretion.

9.4. The agreements and obligations of Company contained in this Section 3 will continue during the term of this Agreement and thereafter so long as Consultant remains subject to any possible claim or threatened, pending or completed action, suit or proceeding arising out of or in connection with this Agreement and Consultant’s services rendered pursuant to this Agreement

10. Equitable Relief. Consultant and each Designated Person recognizes that nothing in this Agreement is intended to limit any remedy of Company under the California Uniform Trade Secrets Act. In addition, Consultant and each Designated Person recognizes that the covenants contained in Sections 6 and 8 hereof are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such covenants, and that the violation or threatened violation of such covenants will cause Company irreparable harm and significant injury, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Therefore, Consultant and each Designated Person agrees that Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief Company deems appropriate, without the necessity of posting of any bond or security. This right shall be in addition to any other remedy available to Company in law or equity.

11. Return of Company Property. On termination of this Agreement, or at any time the Company so requests, Consultant will deliver immediately to the Company all property belonging to the Company and all material containing or constituting Confidential Information, including any copies in my possession or control, whether prepared by Consultant or by others, including without limitation any Designated Persons.

12. Miscellaneous. This contract will be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts of laws rules. Whenever the content of this Agreement requires, the masculine gender shall be deemed to include the feminine. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the validity or enforceability of the other provisions shall not be affected. Consultant shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or delegation by Consultant shall be null and void. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing, signed by the parties hereto. In circumstances where the Services change and/or new Service arrangements are made, the terms and conditions as described by all other provisions of this Agreement will remain in full force and effect whether or not a new Agreement, addendum, or change order is executed by both parties. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supersedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. The Headings and Captions in this Agreement are included for purposes of clarity and do not represent material terms or conditions of thus agreement.

13. Arbitration. Any and all disputes under this Agreement or otherwise relating to Consultant’s engagement by Company, except disputes relating to Sections 6 and 8 of this Agreement, shall be submitted to binding, expedited arbitration to take place in Los Angeles, California before a single arbitrator (who shall be an attorney experienced in matters relating to corporate and labor matters) in accordance with the Commercial Rules of the American Arbitration Association. The parties shall be entitled to conduct a reasonable amount of discovery in connection with such arbitration. The arbitrator shall have the right to award damages or other forms of legal and/or equitable relief, to the extent permitted and not waived hereunder. The award or decision rendered by the arbitrator shall be final, binding and conclusive and judgment on such award or decision may be entered by any court of competent jurisdiction. The arbitrator shall award costs and attorneys’ fees to the prevailing party.